Exhibit 10.13

ASH OWNERSHIP INTERESTS ASSIGNMENT AGREEMENT

     THIS ASH OWNERSHIP INTERESTS ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of August 13, 2004, by and among Ash Foothills Investors, LLC, an Arizona limited liability company (“AFI”), Bruce Ash (“Bruce”) and Paul Ash (“Paul”) and Feldman Equities of Arizona, L.L.C., an Arizona limited liability company (“FEA”; and together with its designees, “Assignee”).

RECITALS

     WHEREAS, AFI is the owner of a membership interest (“Membership Interest”) in Feldman Mall Investors LLC, an Arizona limited liability company (“FMI”), pursuant to the Operating Agreement for FMI, entered into on or about April 9, 2002, (as amended, the “Operating Agreement”);

     WHEREAS, Bruce is the owner of 245 shares of stock in Feldman Mall Partner Inc., an Arizona corporation (“Mall Partner”), and 245 shares of stock in Feldman Pads Partner, Inc., an Arizona corporation (“Pads Partner”), such shares are hereinafter described as the “Bruce Stock”;

     WHEREAS, Paul is the owner of 245 shares of stock in Mall Partner and 245 shares of stock in Pads Partner, such shares are hereinafter described as the “Paul Stock”;

     WHEREAS, FMI is the sole limited partner and Pads Partner is the sole general partner in Feldman Foothills Pads LP (“Pads LP”);

     WHEREAS, Pads LP is the sole limited partner and Mall Partner is the sole general partner in Feldman Foothills Mall LP (“Mall LP”);

     WHEREAS, Mall LP is the sole member of Foothills Mall LLC, a Delaware limited liability company doing business in the State of Arizona as Foothills Mall Tucson LLC (“Mall Owner”);

     WHEREAS, FEA and AFI are the only members of FMI and, upon consummation of the transaction contemplated by this Agreement, FMI will be wholly-owned by Assignee;

     WHEREAS, Assignee intends to acquire (“Feldman Stock Acquisition”) (a) the shares of stock owned by Lawrence Feldman in Mall Partner and/or Pads Partner, (b) Mall Partner and/or Pads Partner; and/or (c) all or substantially all of the assets of Mall Partner and/or Pads Partner, in each case by separate agreements so that, upon consummation of such acquisition and the transaction contemplated by this Agreement, Mall Partner and Pads Partner (or all or substantially all of their assets) will be wholly-owned by Assignee;

     WHEREAS, Mall Owner owns the parcel of real property known as Foothills Mall located in Pima County, Arizona as more fully described on Exhibit A attached to this Agreement and incorporated herein by this reference (the “Real Property”);

     WHEREAS, Feldman Equities Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), a member of FEA, Feldman Mall Properties, Inc., a Maryland corporation (the “REIT”) and/or their respective affiliates (collectively, the “Formation Parties”), are in the process of conducting a reorganization (such reorganization and all transactions related thereto, including the acquisition of the Feldman Stock Acquisition and the contribution by the Formation Parties to Assignee of certain of the proceeds of the IPO, the “Formation Transactions”);

     WHEREAS, contemporaneously with or on or about the completion of the Formation Transactions, the REIT will conduct an underwritten initial public offering of its shares of common stock pursuant to an effective registration statement filed with the Securities and Exchange Commission (such underwritten initial public offering, the “IPO”); and

     WHEREAS, subject to the completion of the Formation Transactions and the IPO, Assignee desires to acquire the Membership Interest, the Bruce Stock and the Paul Stock, and AFI, Paul and Bruce desire to assign, convey and transfer to Assignee the Membership Interest, the Bruce Stock and the Paul Stock (collectively, the “Ash Ownership Interests”), free and clear of all liens, security interests, prior assignments or conveyances, conditions, special assessments, and encumbrances whatsoever and all other defects or imperfections in title (collectively, “Encumbrances”), in accordance with the terms and subject to the conditions, and for the consideration, specified in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Contribution of Ash Ownership Interests; Effective Date. Ash, Bruce and Paul (individually a “Transferor” and collectively the “Transferors”) agree to transfer, convey and assign to Assignee, and Assignee agrees to accept the contribution, transfer, conveyance and assignment of, the Ash Ownership Interests, pursuant to the terms and conditions set forth in this Agreement. On the Closing Date (as hereinafter defined) and upon receipt by Transferors of the Aggregate Consideration Value as described in Section 2, the Transferors shall contribute, transfer, convey and assign to Assignee the Ash Ownership Interests, free and clear of all Encumbrances. The Transferors acknowledge that, following the Closing (hereinafter defined), the Transferors will have no further right, title or interest of any nature (including as a member, shareholder, officer, director, manager or otherwise) in or to any of Mall Owner, Mall LP, Mall Partner, Pads LP, Pads Partner, FMI, or FEA (collectively, the “Ownership Entities”), any assets of any of the Ownership Entities (including without limitation any reserve funds held by any lender for any of the Ownership Entities), or the Real Property.

2. Consideration. The aggregate consideration for which the Transferors agree to transfer, convey and assign the Ash Ownership Interests to Assignee is the total sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00) (the “Aggregate Consideration Value”). The Aggregate Consideration Value is allocable among the Transferors and each Transferor’s portion of the Ash Ownership Interests being transferred by such Transferor as set forth on Exhibit B to this Agreement. On the Closing Date, the Aggregate Consideration Value shall be paid by Assignee by delivering an amount, in cash, by wire transfer of immediately available funds to an account to be designated in writing by the Transferor’s Agent (as hereinafter defined) at least five (5) days prior to the Closing Date on behalf of each Transferor, equal to each Transferor’s pro rata share of the Aggregate Consideration Value set forth next to each such Transferor’s name on Exhibit B to this Agreement to the Transferors. Notwithstanding the foregoing, FEA and AFI acknowledge that Additional Capital Contributions and/or Member Loans (as such terms are defined in the Operating Agreement) may be required under Section 2.2 of the Operating Agreement prior to the Closing; in such event, if AFI makes an Additional Capital Contribution or Member Loan, then

(i) the Aggregate Consideration Value payable under this Agreement shall be increased by the sum of (x) the principal amount of such Additional Capital Contribution(s) and Member Loan(s) and (y) simple interest on the principal amount of such Additional Capital Contribution(s) and Member Loan(s) at a rate of fifteen percent (15%) per annum from the date contributed or advanced until the Closing; and

(ii) the amount payable to AFI as set forth on Exhibit B shall be increased by such amount and the respective percentages allocating the Aggregate Consideration Value shall be appropriately adjusted.

3. Term of Agreement. If the Closing does not occur by January 31, 2005, (the “Termination Date”), this Agreement shall be deemed terminated and shall be of no further force and effect and neither FEA nor any Transferor shall have any further obligations pursuant to this Agreement except as specifically set forth in this Agreement.

4. Additional Covenants and Agreements from the Transferors.

A. Each of the Transferors hereby designates and appoints AFI as the transferors’ agent (the “Transferors’ Agent”) and designates AFI as his agent and attorney-in-fact to take all actions and execute all documentation on his or her behalf and in his or her name that it deems necessary or advisable to effect the transactions contemplated by this Agreement.

B. Each of the Transferors hereby acknowledges and agrees that none of Assignee, the REIT, the Operating Partnership nor any of their respective affiliates is responsible for the distribution or allocation of the Aggregate Consideration Value to the Transferors and that none of them shall have any obligation whatsoever to the Transferors once the Aggregate Consideration Value is delivered by the Operating Partnership to the Transferors’ Agent.

C. Each of the Transferors hereby acknowledges and agrees that Assignee may rely on all written directions and instructions of the Transferors’ Agent as if such directions and instructions were given directly by the individual Transferors.

5. Acceptance Certificate. From the date hereof until Closing, Assignee shall have the right to determine in its good faith whether the Real Property is suitable and satisfactory Assignee’s intended use of the Real Property. Assignee shall notify the Transferors in writing, on or before the Closing, that Assignee intends to proceed with the acquisition of the Ash Ownership Interests (such writing referred to herein as the “Acceptance Certificate”).

6. Survey and Title Matters.

A. Title Insurance. Promptly after the date hereof, Assignee may order, at its option, at its sole cost and expense, current title insurance commitment for a policy (ALTA) of owner’s title insurance and a copy of all exceptions referred to therein (the “Title Commitment”) form a title insurance company selected by Assignee (“Title Company”). The Title Commitment shall irrevocably obligate the Title Company to issue an ALTA Title Insurance Policy in the full amount of the Aggregate Consideration Value or such other amount as determined by Assignee (the “Title Policy”), which Title Policy shall insure Mall Owner’s fee simple title to the Real Property. Assignee will also order, at its sole cost and expense, customary UCC, judgment and bankruptcy searches on the Transferors, the Mall Owner, the Mall Partner, the Mall LP, the Pads Partner, the Pads LP, FMI and the Real Property (collectively, the “Searches”).

B. Survey. Assignee may order, at its option, at its sole cost and expense, an ALTA survey of the Real Property (“Survey”). The legal description of the Real Property set forth in the Survey shall be substituted for the description of the Real Property set forth herein and such substituted legal description shall be used in other documents, if applicable, to be delivered by the Transferors to Assignee or the Title Company at Closing.

C. Title and Survey Objection. Prior to Closing, Assignee shall provide the Transferors with notice of any matters set forth in the Title Commitment, Survey or the Searches which are unacceptable to Assignee. Any matters set forth in the Title Commitment, Survey or the Searches to which Assignee does not object, or which have been waived or cured shall be referred to collectively herein as the “Permitted Exceptions.” In the event any unacceptable exceptions are not removed from the Title Commitment before Closing, Assignee shall either (i) waive Assignee’s objection to said unacceptable exceptions and consider said unacceptable exceptions Permitted Exceptions or (ii) terminate this Agreement. Notwithstanding anything to the contrary contained in this Section or any other provision in this Agreement, the Transferors shall be obligated to cure, satisfy or obtain affirmative title insurance (which affirmative title insurance shall be reasonably acceptable to Assignee) with regard to any and all Monetary Objections (as hereinafter defined) and any other encumbrance, exception or matter encumbering the Ash Ownership Interest and proximately caused by the voluntary action of the Transferors, and if not so addressed by the Transferors, Assignee may reasonably use the proceeds of the Aggregate Consideration Value at Closing for such purpose. For purposes of this Agreement, the term “Monetary Objection” shall mean (a) any mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge agreement, security agreement, financing statement or similar security instrument encumbering all or any part of the Ash Ownership Interests or (b) any final unappealable judgment of record against the Transferors. Notwithstanding any language herein to the contrary, Transferors shall have no obligation to remove or release any encumbrance or exception related to the Real Property.

7. Closing Date and Closing Procedures and Requirements.

A. Closing Date. The “Closing Date” or “Closing” of this Agreement and the completion of the acquisition of the Ash Ownership Interests by Assignee shall be on or before sixty (60) days after the closing of the IPO or such earlier date as Assignee may specify by notice to the Transferors not less than three business days in advance of the Closing. Closing shall take place at the offices of the Title Company or at such other place as the parties hereto may agree upon and shall be coordinated and conducted with the Title Company. However, Closing shall not occur unless each and every condition to (i) Assignee’s obligations, more specifically set out and otherwise enumerated in Section 12 of this Agreement and (ii) the Transferors’ obligations, more specifically set out and otherwise enumerated in Section 13 of this Agreement, has been satisfied or waived.

B. Conveyance of Title and Delivery of Closing Documents. On the Closing Date, (A) the Transferors shall have delivered (i) all documents and items required by this Agreement or reasonably requested by a party to facilitate the consummation of the transaction contemplated hereunder, and (ii) a non-foreign status affidavit pursuant to Section 1445 of the Code, in a form reasonably acceptable to Assignee, duly executed by the Transferors, and (B) the parties hereto shall have submitted to the Title Company any other documents reasonably required by the Title Company for Closing. The Transferors must provide such undertakings as the Title Company may require to issue the Title Policy to Assignee.

C. Payment of Aggregate Consideration Value at Closing and Interest Assignment. On the Closing Date, Assignee shall transfer the Aggregate Consideration Value to the Transferors’ Agent pursuant to Section 2 of this Agreement. Simultaneously with the delivery of the Aggregate Consideration Value, each Transferor will transfer, convey, assign and deliver to Assignee good and valid title in and to the Transferor’s portion of the Ash Ownership Interests held by such Transferor, in each case, free and clear of all Encumbrances, by executing and delivering to Assignee (i) in the case of AF1, a member interest transfer agreement substantially in the form of Exhibit C attached to this Agreement and (ii) in the case of Bruce and Paul, a stock interest transfer agreement substantially in the form of Exhibit D attached to this Agreement, together with the originals of all stock certificates issued in respect of the Bruce Stock and Paul Stock, in each case endorsed in favor of Assignee in a manner reasonably acceptable to Assignee.

D. Closing Costs. The Transferors shall, at Closing, pay one-half of any reasonable and customary escrow fees. FEA agrees to pay for the cost of all inspections, including environmental site assessments and the Survey, the cost of any title insurance coverage desired by FEA or endorsements to such title insurance, and one-half of any escrow fees. Each party shall pay its own attorneys’ fees and costs. All other costs incurred at Closing shall be borne by FEA.

E. Risk of Loss. If all or any portion of the Real Property is taken, or becomes subject to a pending taking, by eminent domain, or is conveyed in lieu thereof, or if Mall Owner or any Transferor receives notice of any rezoning of the Real Property, Assignee shall have the right and option to terminate this Agreement by providing the Transferors with written notice at any time after its receipt of written notification from the Transferors of any such occurrence. If Assignee elects not to terminate this Agreement, then, as of the Closing, the proceeds of such taking shall not be distributed by FMI and shall be retained in FMI until Closing or termination of this Agreement so that Transferors will not share therein if the Closing occus.

8. Representations and Warranties of the Transferors. Each Transferor hereby makes the following representations and warranties (in each case on his or her own behalf and not on the part of or with respect to any other Transferor), each of which is material and being relied upon by Assignee, each and every one of which is true, correct, and complete as of the date of this Agreement (unless they expressly provide for a future date), and will be true, correct, and complete as of the Closing Date:

A. Organization. AFI is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Arizona.

B. Authority. Each Transferor has the right, power and authority to enter into and deliver this Agreement and to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by each such Transferor of its respective obligations hereunder require no further action or approval of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of each such Transferor in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Without limitation of the foregoing, AFI has obtained any consents of members or other approvals, if any, required under the terms of the Operating Agreement.

C. Ownership.

(i) Each Transferor owns its portion of the Ash Ownership Interests as stated in the Recitals, beneficially and of record, free and clear of any and all Encumbrances. Except for this Agreement, such Transferor has not granted any options, warrants, or rights to subscribe to, securities, member interests, rights or obligations convertible into or exchangeable for or given any right to subscribe for or participate in the profits of all or any portion of its portion of the Ash Ownership Interests. AFI has not previously assigned, transferred, conveyed, encumbered, or liened any portion of the Membership Interest. At Closing, upon consummation of the transactions contemplated hereby, Assignee will acquire the entire legal and beneficial interest in all of such Transferor’s portion of the Ash Ownership Interests, free and clear of any and all Encumbrances;

(ii) the Transferors are the only owners of the Ash Ownership Interests;

(iii) no Transferor has granted any other person or entity an option to purchase or a right of first refusal upon the Ash Ownership Interests, or any portion thereof or any direct or indirect interest therein nor are there any agreements or understandings between any Transferor and any other person or entity with respect to the disposition of the Ash Ownership Interests or any portion thereof; and

(iv) no Transferor has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Ash Ownership Interests.

D. Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by such Transferor has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any limited liability company agreement, partnership agreement, regulations, mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to such Transferor or the Ash Ownership Interests, except that FEA shall be solely responsible for determining compliance of this Agreement with and shall indemnify Transferors from any liability arising from Closing of the transaction described herein under the provisions of the various loan documents evidencing and securing the existing loan from Archon Financial, L.P. in favor of Mall Owner in the original principal amount of $54,750,000, the existing loan from Massachusetts Mutual Life Insurance Company in favor of Mall LP in the original principal amount of $6,450,000, and under any other existing loan which FEA has allowed to encumber the Real Property (collectively, the “Existing Loans”).

E. Litigation. To each Transferor’s knowledge, there is no action, suit, or proceeding, pending or threatened, against or affecting such Transferor or the Ash Ownership Interests in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (i) in any manner raises any question affecting the validity or enforceability of this Agreement; (ii) could materially and adversely affect the ability of such Transferor to perform its obligations hereunder, or under any document to be delivered pursuant hereto; or (iii) could create a lien on the Ash Ownership Interests, any part thereof, or any interest therein.

F. No Consents. Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by such Transferor has been obtained or will be obtained on or before the Closing Date.

G. Reliance. In engaging in this transaction, none of the Transferors are relying upon any representations made to it by Assignee, or any of its partners, officers, employees, affiliates or agents that are not contained in this Agreement.

H. Tax Matters. Each Transferor represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of such Transferor’s portion of the Ash Ownership Interests to Assignee and the receipt of proceeds therefor and (ii) any other transaction contemplated by this Agreement. Each Transferor further represents and warrants that it has not relied on Assignee or Assignee’s representatives or counsel for such tax advice.

I. Bankruptcy with Respect to Transferors. No Act of Bankruptcy has occurred with respect to any Transferor. As used herein, “Act of Bankruptcy” shall mean if any Transferor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (viii) take any entity action for the purpose of effecting any of the foregoing.

J. Brokerage Commission. No Transferor has engaged the services of, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by any Transferor. Each Transferor hereby agrees to indemnify and hold Assignee and its employees, directors, partners, affiliates and agents harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

K. Liabilities; Indebtedness. None of the Transferors has incurred any indebtedness related to the Real Property or the Ash Ownership Interests, or any portion thereof, other than the Existing Loans. None of the Transferors have entered into any agreements, contracts or other obligations of any nature on behalf of any of the Ownership Entities (all authority for such actions being vested in other owners).

L. Representations True and Correct. In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which any Transferor has knowledge, such Transferor will immediately disclose the same to Assignee when first available to such Transferor; and, in the event of any such material change, Assignee may, at its election, terminate this Agreement.

9. Representations and Warranties of FEA. FEA hereby makes the following representations and warranties, each of which is material and being relied upon by each Transferor, are true, correct, and complete as of the date of this Agreement (unless they expressly provide for a future date) and will be true, correct, and complete as of the Closing Date:

A. Organization and Authority. FEA is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Arizona, and has full limited liability company right, power, and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by FEA of its obligations hereunder have been duly authorized by all requisite action of FEA and require no further action or approval of FEA’s members, directors, officers, managers or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of FEA in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

B. Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by FEA has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its operating agreement, or any material mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to FEA.

C. Litigation. To FEA’s knowledge, there is no action, suit, or proceeding, pending or threatened, against or affecting FEA in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which in any manner raises any question affecting the validity or enforceability of this Agreement or could materially and adversely affect the ability of FEA to perform its obligations under this Agreement, or under any document to be delivered pursuant to this Agreement.

D. Consents. Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by FEA has been obtained or will be obtained on or before the Closing Date.

E. Brokerage Commission. FEA has not engaged the services of any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by FEA. FEA hereby agrees to indemnify and hold each Transferor harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

F. Reliance. In engaging in this transaction, FEA is not relying upon any representations made to it by any Transferor, or any of Tranferors’ partners, officers, employees, affiliates or agents that are not contained in this Agreement.

G. Tax Matters. FEA represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of each Transferor’s portion of the Ash Ownership Interests to FEA and the payment therefor and (ii) any other transaction contemplated by this Agreement, FEA further represents and warrants that it has not relied on any Transferor or any Transferor’s representatives or counsel for such tax advice.

H. Bankruptcy with Respect to FEA. No Act of Bankruptcy has occurred with respect to FEA. As used herein, “Act of Bankruptcy” shall mean if FEA shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (viii) take any entity action for the purpose of effecting any of the foregoing.

I. Assignee, in its capacity as manager of FMI, is not aware of any pending tax audit of FMI or of any tax liability to the Transferors for the period of time prior to Closing which will exceed the amount of distributions or dividends previously paid and/or payable in the future to Transferors pursuant to FMI’s Operating Agreement and/or the stockholder’s or similar agreement for Mall Partner and/or Pads Partner.

J. Representations True and Correct. In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which FEA has knowledge, FEA will immediately disclose the same to the Transferors when first available to FEA; and, in the event of any such material change, the Transferors may, at their election, terminate this Agreement if such change materially adversely affects Transferors.

10. Covenants.

A. Tax Covenants. Each party hereto (and if any party is not a natural person, then any beneficial owners of such party) shall provide the other parties with such cooperation and information with respect to taxes relating to the Ownership Entities or any of the Ash Ownership Interests or the Real Property as reasonably requested by the other parties and shall cooperate with the other parties with respect to their filing of tax returns. Assignee shall promptly notify the applicable Transferor in writing upon receipt by Assignee or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments relating to any Transferor, the Ownership Entities or any part of the Ash Ownership Interests or the Real Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of Assignee or any of its affiliates, in each case which may affect the liabilities for taxes of such Transferor with respect to any tax period ending on or before the Closing Date. Each Transferor (or, if such Transferor is not a natural person, any beneficial owners of such Transferor) shall promptly notify Assignee in writing upon receipt by such Transferor or its beneficial owners, as applicable, of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to any of the Ownership Entities or any part of the Ash Ownership Interests or the Real Property. Assignee and each Transferor or its beneficial owners, as applicable, may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that such Transferor or its beneficial owners, as applicable, shall have the right to control the conduct of any such audit or proceeding or portion thereof for which such Transferor (or its beneficial owners) has acknowledged liability (except as a partner of Assignee) for the payment of any additional tax liability, and Assignee shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither Assignee nor any Transferor (or, if such Transferor is not a natural person, any beneficial owners of such Transferor) may settle or otherwise resolve any such claim, suit to proceeding which could have an adverse tax effect on the other party or its owners without the consent of the other party, such consent not to be unreasonably withheld. Each Transferor (or, if such Transferor is not a natural person, any beneficial owners of such Transferor) and Assignee shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

B. Conduct of Business. Assignee and Transferor (or, if such Assignee or Transferor is not a natural person, any beneficial owner of such Assignee or Transferor) agrees and covenants that, up to the time of Closing, such Transferor and Assignee shall not take any action that is not consistent with the operation of the business relating to the Ash Ownership Interests, FMI or the Mall Owner in the usual, regular and ordinary manner consistent with prior practice. Distributions by FMI shall be made prior to Closing without adjustment of the Aggregate Consideration Value to the extent that such distributions would have been made by FMI in the absence of this Agreement, and in this regard Transferors shall receive at Closing their share of then-existing operating account balances (excluding any impound, reserve or other accounts held by any lender) maintained by FMI or Mall Owner less any reasonable and customary reserves retained by FMI or Mall Owner, provided, however, that if AFI has made any Additional Capital Contributions and/or Member Loans, the amount distributable under this Section 10(B) shall be reduced (but not below zero) by the amount of any increase in the Aggregate Consideration Value pursuant to Section 2(i) above. Neither Assignee nor any beneficial owner or affiliate of Assignee shall take any action outside the ordinary course of business which will prevent or diminish the rights of any Transferor to receive distributions pursuant to the terms of the FMI Operating Agreement.

11. Waivers, Surrender or Assignment of Rights Under Ash Ownership Interests. As of the Closing Date (and except for Transferors’ right under Section 10(B) of this Agreement to receive distributions at Closing), each Transferor surrenders, waives or to the extent assignable, assigns to Assignee all rights and benefits otherwise afforded to such Transferor under the Ash Ownership Interests (including the Operating Agreement) or the Real Property including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, and any right to consent to or approve of the sale or contribution of its interest (including its portion of the Ash Ownership Interests) in any of the Ownership Entities or the Real Property to Assignee.

12. Conditions Precedent to Assignee’s Obligations. Assignee’s obligation to perform any obligations provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

A. Assignee shall have delivered the Acceptance Certificate to the Transferors.

B. The obligations of each Transferor contained in this Agreement to be performed by them shall have been duly performed by them on or before the Closing Date and the Transferors shall not have breached any of their representations, warranties, covenants or agreements contained herein.

C. Concurrently with the Closing, each Transferor shall have executed and delivered to Assignee the documents required to be delivered pursuant to this Agreement.

D. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

E. There shall not have occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, financial condition, results of operations or prospects of any of the Real Property or the Ownership Entities.

F. The Title Company shall be irrevocably committed to issuing the Title Policy upon Closing insuring ownership of the Real Property in the name of Mall Owner or its nominee or assignee in the amount equal to the Aggregate Consideration Value, or such other amount as determined by Assignee in accordance with Section 6 hereof, subject only to Permitted Exceptions.

G. The Real Property shall not have been materially affected by any legislative or regulatory change, or any fire, flood, accident or other adverse event that would prohibit Assignee from using any part of the Real Property for Assignee’s intended purpose.

H. There shall be no actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, affecting the Ash Ownership Interests, any of the Ownership Entities, or any part of the Real Property or any portion or portions thereof in any material way, or relating to or arising out of the ownership of the Ownership Entities or the Real Property, in any court or before or by a federal, state, county, municipal department, commission, board, bureau, or agency or other governmental instrumentality.

I. The Formation Transactions and the IPO shall have been completed.

     Any or all of the foregoing conditions may be waived by FEA in its sole and absolute discretion.

13. Conditions to the Transferor’s Obligations. Each Transferor’s obligation to perform any obligations provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

A. The representations, warranties and covenants of FEA contained in this Agreement shall be true and correct as of the Closing Date.

B. The obligations of FEA contained in this Agreement to be performed by it shall have been duly performed by it on or before the Closing Date and FEA shall not have breached any of its covenants or agreements contained herein.

C. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigations or governmental proceeding seeking such an order shall be pending or threatened.

     Any or all of the foregoing conditions may be waived by the Transferors in their sole and absolute discretion.

14. Survival of Representations and Warranties; Remedy for Breach.

A. Subject to Section 15 hereof, all representations and warranties of the Transferors and FEA in this Agreement shall survive the Closing for a period of nine months after the Closing Date.

B. Notwithstanding anything to the contrary in this Agreement, except as otherwise provided in Section 16 hereof with respect to Assignee’s right to obtain an injunction, neither the Transferors nor FEA shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations or in any agreement or exhibit delivered by any of them pursuant thereto, other than pursuant to Section 15 of this Agreement.

15. Indemnification.

A. Transferor’s Indemnity. Each Transferor hereby jointly and severally agrees to indemnify and hold Assignee and its direct and indirect members, shareholders, partners, directors, officers, employees, trustees, affiliates and agents harmless of and from all liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) which they may suffer or incur by reason of any breach of such Transferor’s representations, warranties or obligations contained in this Agreement and any exhibit or attachment to this Agreement.

B. FEA’s Indemnity. FEA hereby agrees to indemnify and hold the Transferors and their respective direct and indirect members, shareholders, partners, directors, officers, employees, trustees, affiliates and agents harmless of and from all liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) which they may suffer or incur by reason of any breach of FEA’s representations or warranties contained in this Agreement and any exhibit or attachment to this Agreement.

C. Limitation Period. Notwithstanding the foregoing, any claim for indemnification under this Section 15 must be asserted in writing, stating the nature of such claim and the basis for indemnification therefore within one year after the Closing. If so asserted in writing within one year after the Closing, such claims for indemnification shall survive until resolved by mutual agreement between the Transferors and FEA or by judicial determination.

16. Injunctions. Each party hereto agrees that irreparable damage would occur to the other party in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by such other breaching party and to enforce specifically the terms and provisions hereof in any federal or state court (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which the non-breaching party is entitled under this Agreement or otherwise at law or in equity.

17. Successors and Assigns. The rights and obligations created by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, receivers, trustees, successors and permitted assigns.

18. Governing Law. This Agreement and all transactions contemplated hereby shall be governed by, construed and enforced in accordance with the laws of the State of Arizona.

19. Third Party Beneficiary. Except as specifically set forth in this Agreement, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer, or employee of any party to this Agreement or any other person or entity.

20. Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision and to execute any amendment, consent, or agreement deemed necessary or desirable by Assignee to effect such replacement.

21. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Transferors:	c/o Mr. Bruce Ash 2026 E. Prince Road Tucson, AZ 85719 Facsimile: ________________
with a copy to: Ted H. Hinderaker, Esq. 2401 East Speedway Tucson, Arizona 85719-4735 Facsimile: 520-881-6775

If to Assignee:	Feldman Equities of Arizona, L.L.C. 3225 North Central Avenue, Suite 1205 Phoenix, Arizona 85012 Attention: Lawrence Feldman Facsimile: 602-277-7774

with a copy to: Jeffrey Erhart, Esq. Van Wagner, Erhart & Hubbard, LLP 649 North Third Avenue Phoenix, Arizona 85012 Facsimile: 602-254-5942

     All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery or refusal, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt or refusal (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto in accordance with this Section.

22. Weekends, Holidays, Etc. If the time period by which any right, option or election provided for under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which Closing must be held, expires on a day which is a Saturday, Sunday, or official federal or a state holiday for the States of Arizona or New York, then such time period shall be automatically extended through the close of business on the next business day.

23. Further Assurances. From time to time, at either party’s request, whether on or after Closing, and without further consideration, the other party shall execute and deliver any further instruments of conveyance and take such other actions as the requesting party may reasonably require to complete more effectively the transfer of the Ash Ownership Interests to Assignee.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. Entire Agreement and Amendments. This Agreement, together with all exhibits attached hereto or referred to herein, contain all representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement and exhibits hereto. This Agreement may only be modified or amended upon the written consent of each party hereto.

26. Reimbursement of Transferors’ Attorneys’ Fees. If the Closing under this Agreement does not occur for any reason other than a breach by Transferors hereunder, FEA shall reimburse Transferors within thirty (30) days following demand for all reasonable attorneys’ fees and costs incurred by the Transferors in connection with this Agreement. Any demand for payment hereunder shall be accompanied by an invoice for services listing each item of service provided and the charge for that item of service. In no event shall FEA be liable for more than $25,000 under this Section. The payment obligation under this Section shall not apply to or limit any attorneys fees for which FEA is already obligated to make payment under another provision of this Agreement; it not being the parties’ intent that Transferors receive reimbursement of double attorneys’ fees.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

TRANSFERORS: Ash Foothills Investors, LLC, an Arizona limited liability company By: /s/ Bruce Ash Name:Bruce Ash Title: By: /s/ Paul Ash Name:Paul Ash Title:

FEA: Feldman Equities of Arizona, L.L.C., an Arizona limited liability company By: /s/ Lawrence Feldman Lawrence Feldman, Manager

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EXHIBIT A

PARCEL 1

Description of Foothills Mall (LESS Pads 1, 4, 7, 8 and 9).

A part of the East Half (E 1/2) of Section 33, Township 12 South, Range 13 East, Gila and Salt River Meridian, Pima County, Arizona, including part platted as Lot 2, FEDERATED STORES, as recorded in Book 28 of Maps and Plats at Page 46, described as follows:

BEGINNING at an ACP LS 4527 monumenting the Southwest corner of said Lot 2;

THENCE N 00°00’03” E along the West line of Lot 2 a distance of 196.00 feet to the POINT OF BEGINNING;

THENCE continue N 00°00’03” E along said West line a distance of 1,247.69 feet to an ACP LS 4527 on a South line of Lot 2;

THENCE N 89°42’29” W along said South line a distance of 223.83 feet to a 1/2” iron rod on a West line of Lot 2;

THENCE N 00°00’03” W along said West line a distance of 188.62 feet to the Southeasterly line of the Wash Parcel as recorded in Docket 11195 at page 807;

THENCE N 89°59’57” E along said Southeasterly line a distance of 6.85 feet to a point on the arc of a non-tangent curve concave to the West, a radial line of said curve through said point having a bearing of S 60°54’38” E;

THENCE Northerly along said Southeasterly line, along the arc of said curve, to the left, having a radius of 945.00 feet, with a chord of N 20°34’28” E 279.85 feet, and a central angle of 17°01’48” for an arc distance of 280.88 feet to the non-tangent line South line of the Wal-Mart parcel as recorded in Docket 11196 at Page 831;

THENCE S 00°05’09” E along said South line a distance of 46.00 feet;

THENCE N 89°59’41” E along said South line a distance of 18.15 feet to a point of curvature of a tangent curve concave to the Southwest;

THENCE Southeasterly along said South line, along the arc of said curve, to the right, having a radius of 2.50 feet, with a chord of S 45°00’19” E 3.54 feet, and a central angle of 90°00’00” for an arc distance of 3.93 feet to a point of tangency;

THENCE S 00°00’19” E along said South line a distance of 39.32 feet;

THENCE S 49°27’56” E along said South line a distance of 20.64 feet;

THENCE N 44°56’21” E along said South line a distance of 169.40 feet to a point of curvature of a tangent curve concave to the South;

THENCE Easterly along said South line, along the arc of said curve, to the right, having a radius of 50.00 feet, with a chord of N 67°36’48” E 38.55 feet, and a central angle of 45°20’54” for an arc distance of 39.57 feet to a point of tangency;

THENCE S 89°42’45” E along said South line a distance of 139.15 feet to a point of curvature of a tangent curve concave to the North;

THENCE Easterly along said South line, along the arc of said curve, to the left, having a radius of 50.00 feet, with a chord of N 67°38’02” E 38.52 feet, and a central angle of 45°18’25” for an arc distance of 39.54 feet to a point of tangency;

THENCE N 44°58’50” E along said South line a distance of 240.29 feet;

THENCE S 89°43’59” E along said South line a distance of 390.63 feet;

THENCE N 44°56’41” E along said South line a distance of 149.07 feet;

THENCE N 45°02’42” W along said South line a distance of 45.34 feet to a point on the arc of a non-tangent curve concave to the South, a radial line of said curve through said point having a bearing of N 30°40’33” E;

THENCE Westerly along said South line, along the arc of said curve, to the left, having a radius of 112.50 feet, with a chord of N 74°31’06” W 58.97 feet, and a central angle of 30°23’18” for an arc distance of 59.67 feet to a point of tangency;

THENCE N 89°42’45” W along said South line a distance of 34.01 feet to the East line of said Wal-Mart parcel;

THENCE N 00°03’11” E along said East line a distance of 542.20 feet;

THENCE S 89°42’45” E along said East line and the Easterly prolongation a distance of 313.85 feet to the West right-of-way line of La Cholla Boulevard;

THENCE S 00°05’48” E along said West right-of-way line a distance of 67.02 feet;

THENCE N 89°42’35” W 176.14 feet;

THENCE S 00°03’11” W 136.13 feet to a point of curvature of a tangent curve concave to the Northeast;

THENCE Southeasterly along the arc of said curve, to the left, having a radius of 12.00 feet, with a chord of S 44°49’42” E 16.94 feet, and a central angle of 89°45’46” for an arc distance of 18.80 feet to a point of tangency;

THENCE S 89°42’35” E 153.32 feet;

THENCE N 82°07’29” E 11.36 feet to the West right-of-way line of La Cholla Boulevard;

THENCE S 00°05’48” E along said West right-of-way line a distance of 33.22 feet;

THENCE N 79°08’24” W 14.67 feet;

THENCE N 89°42’35” W 161.42 feet to a point of curvature of a tangent curve concave to the Southeast;

THENCE Southwesterly along the arc of said curve, to the left, having a radius of 12.00 feet, with a chord of S 45°10’18” W 17.01 feet, and a central angle of 90°14’14” for an arc distance of 18.90 feet to a point of tangency;

THENCE S 00°03’11” W 200.78 feet;

THENCE S 89°42’35” E 180.26 feet;

THENCE N 73°15’07” E 8.17 feet to the West right-of-way line of La Cholla Boulevard;

THENCE South along said West right-of-way line a distance of 55.46 feet;

THENCE S 88°58’20” W 7.89 feet to a point on the arc of a non-tangent curve concave to the Southeast, a radial line of said curve through said point having a bearing of N 06°41’23” W;

THENCE Southwesterly along the arc of said curve, to the left, having a radius of 223.50 feet, with a chord of S 64°07’47” W 146.86 feet, and a central angle of 38°21’40” for an arc distance of 149.64 feet to a point of tangency;

THENCE S 44°56’57” W 106.08 feet;

THENCE S 45°03’04” E 104.53 feet;

THENCE N 44°56’56” E 19.65 feet;

THENCE S 45°03’04” E 119.00 feet;

THENCE East 42.90 feet to the West right-of-way line of La Cholla Boulevard;

THENCE South along said West right-of-way line a distance of 1,767.34 feet to an ACP LS 4527 monumenting the Northeast comer of Lot 1 of said plat;

THENCE N 89°42’42” W along the North line of Lot 1 a distance of 250.00 feet to an ACP LS 4527 monumenting the Northwest corner of Lot 1;

THENCE S 71°03’55” W 45.20 feet;

THENCE S 89°36’44” W 125.89 feet to a point of curvature of a tangent curve concave to the Southeast;

THENCE Southwesterly along the arc of said curve, to the left, having a radius of 24.00 feet, with a chord of S 44°48’22” W 33.83 feet, and a central angle of 89°36’44” for an arc distance of 37.54 feet to a point of tangency;

THENCE South 201.87 feet;

THENCE S 11°35’41” E 7.81 feet to the North right-of-way line of Ina Road;

THENCE N 89°42’42” W along said North right-of-way line a distance of 466.48 feet;

THENCE N 09°05’11” E 9.80 feet;

THENCE N 00°00’14” W 217.47 feet to a point of curvature of a tangent curve concave to the Southwest;

THENCE Northwesterly along the arc of said curve, to the left, having a radius of 18.00 feet, with a chord of N 44°51’28” W 25.39 feet, and a central angle of 89°42’28” for an arc distance of 28.18 feet to a point of tangency;

THENCE N 89°42’42” W 106.70 feet to a point of curvature of a tangent curve concave to the Southeast;

THENCE Southwesterly along the arc of said curve, to the left, having a radius of 12.00 feet, with a chord of S 45°08’41” W 17.01 feet, and a central angle of 90°17’15” for an arc distance of 18.91 feet to a point of tangency;

THENCE S 00°00’03” W 37.00 feet;

THENCE N 89°42’42” W 63.00 feet to the POINT OF BEGINNING.

PARCEL 2

Easements for pedestrian and vehicular ingress and egress and parking as set forth in Declarations of Easements, Covenants, Conditions and Restrictions recorded in Docket 11899 at page 1896, Docket 11939 at page 3470, and in Docket 11489 at page 3224.

Easements for pedestrian and vehicular ingress and egress and parking and truck access as set forth in Declaration of Easements, Covenants, Conditions and Restrictions recorded in Docket 11961 at page 4398.

Easements for incidental light pollution, vehicular and pedestrian access, ingress and egress, and maintenance of drainage channel as set forth in Easements with Covenants and Restrictions affecting Land recorded in Docket 11196 at page 836.

Easements for vehicular and pedestrian ingress and egress and parking as set forth in Reciprocal Easement Agreement and Covenant Not to Build recorded in Docket 11196 at page 858.

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EXHIBIT B

ALLOCATION OF AGGREGATE CONSIDERATION
VALUE AMONG TRANSFERORS

Transferor:	Percentage of Aggregate Consideration Value	Amount of Aggregate Consideration Value

Ash Foothills Investors, LLC	___%	$___________
Bruce Ash	___%	$___________
Paul Ash	___%	$___________
Total	100%	$ 4,500,000.00

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EXHIBIT C

MEMBERSHIP INTEREST TRANSFER FORM

     For valuable consideration, the undersigned (“Assignor”) hereby assigns and conveys to ____________________, a ____________________ (“Assignee”), all of the Assignor’s membership and other rights of any nature in and to Feldman Mall Investors, LLC, an Arizona limited liability company. The foregoing assignment is made pursuant to the terms of that certain Ash Ownership Interests Assignment Agreement dated July __, 2004 between Assignor, Paul Ash, Bruce Ash, and Feldman Equities of Arizona, L.L.C.

Dated: ____________________, 200_

ASSIGNOR: Ash Foothills Investors, LLC, an Arizona limited liability company By: Name: Title:

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EXHIBIT D

STOCK TRANSFER FORM

     For valuable consideration, the undersigned (“Assignors”) hereby assign and convey to ____________________, a ____________________ (“Assignee”), all of the Assignor’s shares of stock in Feldman Mall Partner Inc., an Arizona corporation and Feldman Pads Partner Inc., an Arizona corporation. The foregoing assignment is made pursuant to the terms of that certain Ash Ownership Interests Assignment Agreement dated July __, 2004 between Assignor, Paul Ash, Bruce Ash, and Feldman Equities of Arizona, L.L.C.

Dated: ____________________, 200_

ASSIGNORS: Paul Ash Bruce Ash